Exhibit 99.45

as of November 28, 2011

Malkin Holdings LLC (the “Supervisor”) and the Helmsley estate acknowledge that the Supervisor is seeking investor consents (the “Consolidation Consent Solicitation”) to authorize a consolidation (the “Consolidation”) of certain office and retail properties in Manhattan and the greater New York metropolitan area owned by Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C. and certain private entities and management businesses supervised by the Supervisor (collectively, the “Entities”), into Empire Realty Trust, L.P. and/or Empire Realty Trust, Inc. (the “Company”) which Consolidation is conditioned, among other things, upon the closing of an initial public offering of the Company’s common stock (the “Initial Public Offering”) and that the Supervisor is also seeking investor consents to authorize a sale or contribution of the Entities as a portfolio to a third party (the “Third Party Portfolio Transaction” and, together with the Consolidation and the Initial Public Offering, the “Transactions”), all on the basis that any such Transaction shall be subject to the unanimous consent of a committee (the “Committee”) as described below.

The Supervisor hereby agrees to the following:

(a) To take all action necessary to establish the Committee, which Committee shall include one representative designated by the Helmsley estate, whose affirmative vote shall be required for any action by the Committee, and one or more voting representatives designated by the Supervisor, and which Committee shall have the power and authority to: (i) approve the final structure of the Consolidation (including any changes contemplated by Sections 1.2 and 1.3 (including any recapitalization of any Entity contemplated thereby) of the draft Form of Contribution Agreement provided to the Helmsley estate on November 17, 2011 (the “Draft Contribution Agreement”)) to the extent such structure is not in conformity with the Consolidation as described in the offering memorandum/consent solicitation statement approved by the Helmsley estate and mailed to private investors in the Consolidation Consent Solicitation (the “OM”) or the structure of any Entity at such time; (ii) participate in all calculations relating to the total consideration payable in the Consolidation, including as contemplated by Section 1.8(b)(vi) of the Draft Contribution Agreement, for the purpose of confirming such calculations are in conformity with the calculations to be made as described in the OM and approve such calculations to the extent not in such conformity; (iii) approve the aggregate size and pricing of the Initial Public Offering (provided that the option by the underwriters thereof to purchase additional shares shall be up to 15% (as requested by the underwriters) of the shares to be sold in the Initial Public Offering), and the final lock-up period applicable to participants (including the Helmsley estate) related thereto, (iv) approve the terms and conditions of any Third Party Portfolio Transaction, it being understood that the Helmsley estate will not participate in related negotiations with prospective purchasers, and (v) approve any other matters or exercise any other powers as delegated to the Committee by mutual agreement of the parties hereto. So long as neither the IPO nor the Third Party Portfolio Transaction has been consummated, the Committee shall meet on March 31, 2013, December 31, 2013 and (with respect to the Third Party Portfolio Transaction) December 31, 2014, and such other times as the parties may mutually agree, to evaluate market conditions and the desirability of continuing to pursue any of the Transactions;

(b) To provide the Helmsley estate with reasonably detailed updates regarding the Transactions as well as the status of the Supervisor’s efforts to obtain consents from investors authorizing the Consolidation, and any other information relating to any of the foregoing reasonably requested by Helmsley. Updates will be provided during weekly conference calls beginning immediately and through and until the first to occur of (i) the consummation of a Third Party Portfolio Transaction, (ii) the closing of the Initial Public Offering and (iii) the determination by the Committee not to continue to pursue any of the Transactions. Conference calls will be scheduled on business days during normal business hours unless otherwise agreed to by the parties; and

(c) To continue providing the Helmsley estate with drafts of documents relating to the Transactions and any offers or proposals relating to any proposed Third Party Portfolio Transaction (the “Transaction Materials”). The Helmsley estate shall be provided with a reasonable opportunity to review, and provide comments on, the Transaction Materials.

The obligations under this letter agreement are in addition to those obligations of the Supervisor and the Helmsley estate described in that certain letter agreement dated January 14, 2011 executed by Helmsley Enterprises, Inc. and the Supervisor.

If you are in agreement with the foregoing, please indicate your acceptance of the terms hereof by signing the space indicated below and returning one signed copy hereof to the undersigned whereupon the terms hereof will become a binding agreement between the Supervisor and the Helmsley estate with respect to the matters specifically agreed to herein.

Sincerely,

MALKIN HOLDINGS LLC
One Grand Central Place
60 East 42nd Street
New York, New York 10165

By:	/s/ Anthony E. Malkin
Anthony E. Malkin, President

Accepted and agreed to as of the date first written above:

THE ESTATE OF LEONA M. HELMSLEY

By:
Name:
Title:

By:
Name:
Title:

(b) To provide the Helmsley estate with reasonably detailed updates regarding the Transactions as well as the status of the Supervisor’s efforts to obtain consents from investors authorizing the Consolidation, and any other information relating to any of the foregoing reasonably requested by Helmsley. Updates will be provided during weekly conference calls beginning immediately and through and until the first to occur of (i) the consummation of a Third Party Portfolio Transaction, (ii) the closing of the Initial Public Offering and (iii) the determination by the Committee not to continue to pursue any of the Transactions. Conference calls will be scheduled on business days during normal business hours unless otherwise agreed to by the parties; and

(c) To continue providing the Helmsley estate with drafts of documents relating to the Transactions and any offers or proposals relating to any proposed Third Party Portfolio Transaction (the “Transaction Materials”). The Helmsley estate shall be provided with a reasonable opportunity to review, and provide comments on, the Transaction Materials.

The obligations under this letter agreement are in addition to those obligations of the Supervisor and the Helmsley estate described in that certain letter agreement dated January 14, 2011 executed by Helmsley Enterprises, Inc. and the Supervisor.

If you are in agreement with the foregoing, please indicate your acceptance of the terms hereof by signing the space indicated below and returning one signed copy hereof to the undersigned whereupon the terms hereof will become a binding agreement between the Supervisor and the Helmsley estate with respect to the matters specifically agreed to herein.

Sincerely,

MALKIN HOLDINGS LLC
One Grand Central Place
60 East 42nd Street
New York, New York 10165

By:
Anthony E. Malkin, President

Accepted and agreed to as of the date first written above:

THE ESTATE OF LEONA M. HELMSLEY

By:	/s/ David Frazier
Name: David Frazier
Title: Executor

By:	/s/ Simone Frazier
Name: Simone Frazier
Title: Executor

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